UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 28, 2008

MMC ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51968	98-0493819
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26 Broadway, Suite 960 New York, NY	10004
(Address of Principal Executive Offices)	(Zip Code)

(212) 977-0900
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):☐

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On August 28, 2008, MMC Energy, Inc. (the “Company”) appointed Martin V. Quinn to the Company’s Board of Directors. The Company also increased the number of Directors on the Board from seven to eight. As with the Company’s other non-management directors, Mr. Quinn will receive an annual cash retainer in the amount of $20,000, paid quarterly in arrears, and an additional $500 fee for each board of directors meeting attended in person.

Mr. Quinn is the President and Chief Executive Officer of MQ Energy, LLC, a company actively engaged in acquiring and managing electric generating plants. Mr. Quinn had previously served as a Director of the Company and as the Company’s President and Chief Operating Officer from May 2006 to March 2007. Mr. Quinn served as Chief Operating Officer of the Company’s predecessor, MMC Energy North America LLC, beginning in March 2005. Prior to that time, he served as Executive Vice President, Chief Operating Officer and Chief Financial Officer of Ridgewood Power, an independent power company with over 80 plants in the United States, Europe and the Middle East from February 1996 to May 2003. At Ridgewood Power, he managed all financial and operational aspects of the company. Prior to that, Mr. Quinn was the officer in-charge of the M&A function at Brown-Forman Corporation and NERCO, Inc., and he has been Chief Financial Officer of NORSTAR Energy and Controller of NERCO Inc., both energy companies. Mr. Quinn received his Bachelor of Science degree in Accounting and Finance from the University of Scranton, and is a Certified Public Accountant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 3, 2008	MMC ENERGY, INC.

	By:	/s/ Denis Gagnon
	Name:	Denis Gagnon
	Title:	Chief Financial Officer